Exhibit 99.1

PRESS RELEASE

IDT to Purchase Outstanding Interest in UTA Joint Venture

NEWARK, NJ – 17 June 2009:   IDT Corporation (NYSE: IDT; IDT.C) today said that it has agreed to purchase the outstanding 49% of its Union Telecard Alliance, LLC (UTA) joint venture from the Gomez Family Trust.  The purchase is expected to be consummated before the end of the month.  UTA is the exclusive distributor of IDT prepaid calling cards in the United States.

“This acquisition will streamline IDT Telecom’s operations in the domestic prepaid calling card business.  As a result, we expect to enhance our capacity to develop and deliver high-quality, competitively priced products to our customers,” said Liore Alroy, CEO of IDT Telecom.

Under the terms of the agreement, IDT will pay $6.9 million for the UTA stake, with $4.6 million in cash to be paid upon closing.  The Gomez Family Trust will also receive certain non-core holdings of UTA, and may receive up to an additional $2.5 million based on post-closing adjustments and contingencies. The transaction is subject to customary closing conditions.

UTA utilizes a network of more than 850 sub-distributors that sell to retail outlets throughout most of the United States.  UTA develops marketing and distribution strategies for IDT’s prepaid calling card products, including card design, pricing and market expansion opportunities.

“Carlos Gomez has been a valuable partner.  We are deeply appreciative of the many contributions he has made to the Company’s calling card business. This deal will not only enhance IDT’s operational capabilities, but is also in keeping with management’s commitment to restructure and simplify our business,” said IDT’s CEO Jim Courter.

About IDT Corporation:

IDT Corporation (www.idt.net) is a consumer focused company operating primarily in the telecommunications and energy industries.  IDT Corporation's Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols IDT and IDT.C, respectively.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

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Bill Ulrey: (973) 438-3838